Exhibit 10.2

August 2025

PERSONAL & CONFIDENTIAL: THE CONTENTS AND EXISTENCE OF THIS LETTER ARE CONFIDENTIAL AND NOT TO BE SHARED WITH OR DISCUSSED WITH ANY OTHER VERINT EMPLOYEE EXCEPT THE PERSON SHARING THIS LETTER WITH YOU

Dear Employee Name

You are receiving this letter in connection with any Change in Control of Verint that may occur in the future. Capitalized terms used in this letter and not defined shall have the meanings given in the Company’s 2023 Long-Term Stock Incentive Plan, as amended.

A Change in Control would be a transformative transaction for the Company and its stockholders, and we recognize that the preparations necessary to make it happen have and will continue to require a significant amount of time, effort, and hard work.

Under Verint’s equity incentive plans, if your unvested awards are assumed in a deal, including if they are replaced with new awards that preserve the economic value of the awards, you will continue to vest on the original schedule following a closing. If for any reason you are subsequently terminated (except for cause) within 2 years following a closing, any portion of your assumed awards that remains unvested would then accelerate. If for whatever reason your unvested awards are not assumed in the deal, they will accelerate and be paid out in cash as part of the closing.

In recognition of the important role you would play in any Change in Control, assuming that the closing of a Change in Control occurs on or before the Outside Date, you will receive a special one-time cash bonus of $_______. The Outside Date means the later of (i) April 30, 2026 and (ii) the closing date provided under a definitive agreement for a Change in Control entered into by the Company on or before April 30, 2026, unless such date is extended by the Company by written notice to you.

If the bonus becomes due, it will be paid (minus applicable withholdings) to you in the first payroll following the date that is 60 calendar days after the closing of a Change in Control (the “Payment Date”).

You must be actively employed by the Company on the Payment Date to be eligible to receive the bonus, provided, that, if the closing of a Change in Control occurs on or prior to the Outside Date and your employment is terminated without Cause or you resign for Good Reason (as such terms are defined in the Company’s 2023 Long Term Stock Incentive Plan, taking into account any employment, severance, or similar agreement that may exist between you and the Company) after the date of this letter, you will still receive your bonus payment on the Payment Date[, subject to the provisions set forth on Annex A].

This special bonus is in addition to your base salary and any other incentive program for which you may be eligible. We expect you to hold information about this special bonus in the strictest confidence.

On behalf of the Verint team, I would like to express our appreciation for your sustained commitment.

Sincerely,

Dan Bodner

Chairman & Chief Executive Officer

Annex A

Additional Tax Provisions

[Notwithstanding anything in this letter to the contrary, to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the cash bonus payable under this letter will only be payable on a Change in Control that constitutes a “change in control event” under Section 409A of the Code)].

[The following provision will apply if (i) you are not party to any other plan, program, arrangement or agreement with the Company (collectively, “Other Agreements”) that contains a provision regarding Section 280G or Section 4999 of the Code (“Other Provision”) or (ii) the Company reasonably determines that this provision is more favorable to you than the Other Provision in the Other Agreements: In the event that it is determined that any payment or benefit to be provided by Verint to you pursuant to the terms of this letter or any other payments or benefits received or to be received by you (a “Payment”) in connection with or as a result of any event which is deemed by the U.S. Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of Verint, or in the ownership of a substantial portion of the assets of Verint and subject to the tax (the “Excise Tax”) imposed by Section 4999 (or any successor section) of the Code, the Payments, whether under this letter or otherwise, will be reduced so that the Payment, in the aggregate, is reduced to the greatest amount that could be paid to you without giving rise to any Excise Tax; provided that in the event that you would be placed in a better after-tax position after receiving all Payments and not having any reduction of Payments as provided in this paragraph, you will, notwithstanding the provisions of any Other Agreement to the contrary, receive all Payments and pay any applicable Excise Tax. All determinations under this paragraph shall be made by a nationally recognized accounting or tax advisory firm selected by Verint (the “Accounting Firm”). Without limiting the generality of the foregoing, any determination by the Accounting Firm under this paragraph will take into account the value of any reasonable compensation for services to be rendered by you (or for holding yourself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). If the Payments are to be reduced pursuant to this paragraph, the Payments will be reduced in the following order: (a) first, by reducing any cash payments with the last scheduled payment reduced first; (b) second, by reducing any equity-based benefits that are included at full value under Q&A-24(a) of the Treasury Regulations promulgated under Section 280G of the Code (the “280G Regulations”), with the highest value reduced first; (c) third, by reducing any equity-based benefits included on an acceleration value under Q&A-24(b) or 24(c) of the 280G Regulations, with the highest value reduced first; and (d) fourth, by reducing any non-cash, non-equity based benefits, with the latest scheduled benefit reduced first. For the avoidance of doubt, this provision shall not apply (and shall have no force or effect) to the extent that the Company reasonably determines that the Other Provision in any Other Agreement is more favorable to you. If this provision does apply to you, then this provision supersedes and replaces any Other Provision in any Other Agreement.]